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Amy Yuhn
Director of Communications
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For Immediate Release

Norman R. Bobins Joins PrivateBancorp, Inc. Board of Directors
Long-time Chicago Banking Executive Also Named Chairman of The PrivateBank- Chicago

CHICAGO, July 7, 2008 – PrivateBancorp, Inc. (NASDAQ: PVTB) today announced that Norman R. Bobins has joined its Board of Directors and is named Chairman of The PrivateBank – Chicago.

“Norm and I have known each other for many years and I consider him a trusted advisor and friend,” said Larry D. Richman, President and Chief Executive Officer of PrivateBancorp and current Chairman of The PrivateBank – Chicago. “I am honored that he has accepted my invitation to become Chairman of The PrivateBank – Chicago in addition to his seat on the holding company board. Our clients, our communities, our company and our stockholders will benefit from his knowledge, insight and experience.”

Mr. Bobins’ career spans more than 40 years. He retired in 2007 as Chairman, Chief Executive and President of LaSalle Bank. Mr. Bobins joined LaSalle through its 1990 acquisition of The Exchange National Bank of Chicago. He joined Exchange National in 1981 as Senior Executive Vice President and Chief Lending Officer and prior to that was with American National Bank and Trust Company, where he was Senior Vice President, holding various commercial lending positions over 14 years.

Mr. Bobins maintains an active role in the civic and philanthropic communities. He is a member of the Board of Education of the City of Chicago, where he was re-appointed in June 2006 to a fourth four-year term. He is Chairman of the Board of Trustees of WTTW Communications, Inc. and on the boards of The Field Museum, The Art Institute of Chicago, The Newberry Library, and Spertus College.  His corporate involvement includes the boards of directors of Global Hyatt Corporation, AAR CORP., Nicor Inc., Sims Metal Management and RREEF America REIT II, Inc.  He is also Non-Executive Chairman of the Board of Transco, Inc.

 “Over the last several months since PrivateBancorp launched its Strategic Growth Plan, I have been extremely impressed by the success Larry and the entire team have achieved,” Mr. Bobins said. “I am privileged to have been asked to play such an important role in continuing to build this company and to deliver exceptional service to Chicago’s middle-market business community. I have known and respected Chairman Ralph Mandell for many years, and I look forward to contributing to PrivateBancorp's strategic direction and continued success."
In conjunction with this appointment, John B. (Jay) Williams and Richard Jensen, two inside directors, are stepping down from the PrivateBancorp board. Williams is Chief Operating Officer for PrivateBancorp and remains Chairman of the Board for The PrivateBank – Milwaukee. Jensen remains Chairman and Chief Executive Officer of The PrivateBank – St. Louis.

About PrivateBancorp, Inc.

PrivateBancorp, Inc. is a growing diversified financial services company with 22 offices in nine states and more than $6 billion in assets as of March 31, 2008. Through its subsidiaries, PrivateBancorp delivers customized business and personal financial services to middle-market commercial and commercial real estate companies, as well as business owners, executives, entrepreneurs and wealthy families.